CANADA SOUTHERN
                                 RESTS ITS CASE
                              IN KOTANEELEE LAWSUIT


         CALGARY, Alberta, September 18, 1998 -- Canada Southern Petroleum Ltd. (NASDAQ: CSPLF; Toronto/Boston/Pacific: CSW) said it has completed the presentation of its case against Amoco Canada and several other partners in the Kotaneelee gas field.

         Presentation  of the  defendants'  side  of  the  case  commenced  last
Wednesday, the Company said. According to a Canada Southern spokesman, the Company presented evidence at trial that the monetary damages sustained by the Company were approximately Cdn. $100 million.

         The Company's lawsuit, filed eight years ago, seeks damages and/or other relief for the defendants' breach of fiduciary duty in failing to market gas from the field, in which Canada Southern has a 30% carried interest.





                    Contact: James R. Joyce at (203) 245-7664